EXHIBIT 21.0

SUBSIDIARIES

United States of America

•                      Trans World Gaming International U.S. Corp.

•                      Trans World Gaming of Louisiana, Inc. (inactive)

Czech Republic

•                      SC98A, s.r.o.

•                      21st Century Resorts a.s.

•                      American Chance Casinos a.s. (“ACC a.s.”)

•                      Hollywood Spin s.r.o. (merged into ACC a.s., effective January 1, 2012)

•                      LMJ Slots s.r.o. (merged into ACC a.s., effective January 1, 2012)

•                      ACC Slots s.r.o. (merged into ACC a.s., effective January 1, 2012)

•                      Trans World Hotels, s.r.o.

Germany

•                      Trans World Hotels Germany GmbH

Hungary

•                      KC Bidding Kft. (a joint venture, 25% ownership)

•                      SDI Europe Kft. (a wholly-owned subsidiary of KC Bidding Kft.)